UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934
Date of Report (Date of Earliest Event Reported):
July 24, 2014

Commission file number: 001-35653
SUSSER PETROLEUM PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	30-0740483
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
555 East Airtex Drive Houston, Texas 77073 (Address of principal executive offices, including zip codes)
Registrant’s telephone number, including area code: (832) 234-3600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Definitive Material Agreement
On July 24, 2014, Susser Petroleum Operating Company LLC (“SPOC”), a wholly-owned subsidiary of Susser Petroleum Partners LP, and Chevron Products Company (“Chevron”) entered into a new branded marketer agreement (the “Agreement”) with an effective date of May 1, 2014, which replaces the parties’ prior agreements for purchases of Chevron and Texaco branded gasoline and diesel fuel.
The Agreement, which expires April 30, 2017, requires SPOC to purchase no less than 5,000,000 gallons of Chevron and Texaco-branded fuel, in the aggregate, during each year of the Agreement term. Chevron’s obligation to sell any particular fuel product to SPOC from any of the 25 terminals covered by the Agreement is subject to a volumetric cap based upon SPOC’s average product purchases at such terminal over the prior twelve-month period and the average monthly deliveries of such product from the applicable terminal group to Chevron’s total customer base during the preceding 10 years. The Agreement permits the use of Chevron and Texaco brands and insignias at SPOC’s wholesale dealer locations, and Susser Holdings Corporation retail convenience store and consignment locations, to which SPOC supplies Chevron and Texaco-branded fuel, requires SPOC to indemnify Chevron against liabilities arising in connection with performance under the Agreement and contains, among other things, customary provisions in respect of fuel pricing, payment and delivery. SPOC may terminate the Agreement at any time by delivering written notice to Chevron. Chevron may terminate the Agreement by delivering reasonable advance written notice following SPOC’s breach of the Agreement or certain SPOC events of violation, dishonor or default.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
The following exhibits are filed herewith:

Exhibit Number	Exhibit Description
10.1	Chevron Branded Motor Fuel Marketer Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER PETROLEUM PARTNERS LP

	By:	Susser Petroleum Partners GP LLC, its general partner
Date: July 30, 2014	By:	/s/ Mary E.Sullivan
	Name:	Mary E. Sullivan
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Description
10.1	Chevron Branded Motor Fuel Marketer Agreement